Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
July 25, 2014	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
Regency Energy Partners LP	Chicago	Orange County
2001 Bryan Street, Suite 3700	Doha	Paris
Dallas, TX 75201	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement No. 333-185179

$700,000,000 Aggregate Principal Amount of 5.00%

Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), Regency Energy Finance Corp., a Delaware corporation (“Regency Finance” and, together with the Partnership, the “Issuers”), and the entities listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the issuance by the Issuers of $700,000,000 aggregate principal amount of 5.00% Senior Notes due 2022 (the “Notes”) and the guarantees of the Notes by the Guarantors (the “Guarantees”) under the Indenture dated as of September 11, 2013 among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by that certain Sixth Supplemental Indenture dated as of the date hereof (as so supplemented, the “Indenture”), setting forth the terms of the Notes, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 28, 2012, as amended by Post-Effective Amendment No. 1 filed with the Commission on September 4, 2013, by Post-Effective Amendment No. 2 filed with the Commission on February 4, 2014 and Post-Effective Amendment No. 3 filed with the Commission on July 22, 2014 (Registration No. 333-185179) (as so filed and as amended, the “Registration Statement”), a base prospectus dated November 28, 2012 (the “Base Prospectus”), a preliminary prospectus supplement dated July 22, 2014 (such preliminary prospectus supplement, together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated July 22, 2014 (such prospectus supplement, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issuance of the Notes and the Guarantees.

July 25, 2014

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuers, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and Texas, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Louisiana, Oklahoma, Virginia and West Virginia law and the due authorization of the Guarantee by the Louisiana Guarantor, Oklahoma Guarantors, Virginia Guarantor and West Virginia Guarantor listed on Schedule I hereto (collectively, the “Other Guarantors”), are addressed in the opinion of Beirne, Maynard & Parsons, L.L.P. (with respect to the Louisiana Guarantor), Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (with respect to the Oklahoma Guarantors) and Spilman Thomas & Battle, PLLC (with respect to the Virginia Guarantor and the West Virginia Guarantor), separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement dated July 22, 2014, by and among the Issuers, the Guarantors and Barclays Capital Inc., as the representative of the several underwriters party thereto, the Notes and the Guarantees (other than the Guarantees of the Other Guarantors) will have been duly authorized by all necessary corporate, limited liability company and limited partnership action, as applicable, of the Issuers and the Guarantors (other than the Other Guarantors), respectively, and the Notes and the Guarantees (including the Guarantees of the Other Guarantors) will be legally valid and binding obligations of the Issuers and the Guarantors, enforceable against the Issuers and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section

July 25, 2014

4.06 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (g) provisions purporting to make a guarantor primarily liable rather than as a surety; (h) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (i) waivers of broadly or vaguely stated rights; (j) provisions for exclusivity, election or cumulation of rights or remedies; (k) provisions authorizing or validating conclusive or discretionary determinations; (l) grants of setoff rights; (m) proxies, powers and trusts; (n) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers and the Guarantors (except for the Other Guarantors), (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated July 25, 2014 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

July 25, 2014

Schedule I

Delaware Guarantors:

Pueblo Holdings, Inc.

West Texas Gathering Company

CDM Resource Management LLC

Connect Gas Pipeline LLC

Dulcet Acquisition LLC

Fieldcrest Resources LLC

FrontStreet Hugoton LLC

K Rail LLC

Loadout LLC

Penn Virginia Operating Co., LLC

PVR Midstream JV Holdings LLC

Regal Midstream LLC

Regency Field Services LLC

Regency Gas Utility LLC

Regency Haynesville Intrastate Gas LLC

Regency Liquids Pipeline LLC

Regency Midcontinent Express LLC

Regency Midstream LLC

Regency OLP GP LLC

Regency Pipeline LLC

Regency Marcellus Gas Gathering LLC

Regency Ranch JV LLC

Regency Texas Pipeline LLC

Regency Utica Gas Gathering LLC

Suncrest Resources LLC

Toney Fork LLC

WGP-KHC, LLC

Regency Gas Services LP

Texas Guarantors:

Pueblo Midstream Gas Corporation

RGP Westex Gathering Inc.

Regency NEPA Gas Gathering LLC

RGP Marketing LLC

RGU West LLC

RHEP Crude LLC

Louisiana Guarantor:

Gulf States Transmission LLC

July 25, 2014

Oklahoma Guarantors:

Regency Hydrocarbons LLC

Regency Laverne LLC

Virginia Guarantor:

Kanawha Rail LLC

West Virginia Guarantor:

LJL, LLC